Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is executed and entered into as of May 7, 2014 (the “Execution Date”; the “Closing Date”), by and between the following parties (each a “Party” and collectively, the “Parties”):  (a) Organic Innovations, Inc., a Delaware corporation, and wholly- owned subsidiary of Profit Planners Management, Inc., a Nevada corporation (“Seller”), and (b) Organic Innovations, a Nevada corporation (“Buyer”), with reference to the following facts.

RECITALS

A.            Seller owns the assets described on Exhibit “A” attached hereto and incorporated herein by reference (the “Assets”).

B.             Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Assets pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE 1

1.1   Purchase and Sale of Assets.  Seller hereby agrees to sell, transfer, assign, convey and deliver to Buyer, free and clear of liens, claims, encumbrances, and interests, except for the single debt explicitly referenced on Exhibit “A” hereto (“Assumed Liability”) and Buyer agrees to purchase, assume and accept from Seller, all of Seller’s right, title and interest in and to the Assets.

1.2           Purchase Price; Initial Deposit.  The purchase price for the Assets shall be Ninety Thousand Dollars ($90,000.00) (the “Purchase Price”).  The Purchase Price shall be payable as follows:

1.2.1        Initial Deposit.  Within two (2) business days of the Closing Date, Buyer shall deliver to Seller Four Thousand Five Hundred Dollars ($4,500.00) (the “Initial Deposit”) to be credited against the Purchase Price at Closing.

1.2.2        Additional Cash Payment.  On or before May 31, 2014, Buyer shall pay Seller an additional cash payment of Thirteen Thousand Five Hundred Dollars ($13,500.00) in cash or certified funds.

1.2.3        Balance. The balance of the Purchase Price of $72,000 shall be reflected by a promissory note in favor of Seller bearing interest at eight percent (8%) per annum, which shall be due and payable on the first anniversary of the Closing Date.

ARTICLE 2

CLOSING

2.1           Closing Date and Place.  Each Party will perform all acts required of such Party pursuant to this Agreement to enable the Closing to occur on May 7, 2104 or on such other date as shall be agreed upon by Buyer and Seller.  As used in this Agreement, “Closing” means the occurrence of each of the events set forth in Section 2.2 hereof, and “Closing Date” means the date upon which the Closing occurs.

2.2           Closing.  The “Closing” means the occurrence of all of the following events, which the Parties will cause to occur concurrently pursuant to this Agreement:

(a)            Seller has executed and delivered to Buyer the Promissory Note in substantially the form attached as Exhibit “B” hereto.

(b)           Seller has executed and delivered to Buyer a Bill of Sale in substantially the form attached as Exhibit “C” hereto.

(c)           Each Party has executed and delivered to the other Party two (2) counterparts to the Assignment and Assumption Agreement in substantially the form attached as Exhibit “D” hereto.

(d)            The representations of each Party contained in Article 3 hereof are true and correct at and as of the Closing Date with the same effect as though made at and as of the Closing Date.

(e)            Each Party has duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by such Party.

ARTICLE 3

REPRESENTATIONS

3.1           Representations of Seller.  Seller hereby makes the following representations and warranties (“Seller’s Representations”) to Buyer:

3.1.1        Seller’s Status.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has the corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to carry out its obligations hereunder and thereunder.

3.1.2        Authority; Binding Agreements.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been (or will be, by the Closing Date,) duly and validly authorized by all necessary corporate action on the part of Seller.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  This Agreement has been, or upon execution and delivery thereof will be, duly executed and delivered by Seller.  This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms.

3.1.3        Good Title.  Seller owns good and transferable title to all of the Assets free and clear of any liens or encumbrances except for the Assumed Liability.

3.1.4        No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions of this Agreement will violate any law, statute, rule, regulation, order or writ, applicable to Seller or the Assets or (i) conflict with, (ii) result in any breach of any of the terms, conditions or provisions of, (iii) constitute a default (whether with notice or lapse of time, or both) under, (iv) result in a violation of, (v) give any third party the right to modify, terminate, cancel or accelerate any obligation under; or (vi) result in the creation or imposition of any lien upon any asset of Seller or the Assets under, the provisions of the articles of incorporation, by-laws or other constitutive documents of Seller or any note, bond, mortgage, indenture, existing contract, agreement, lease, license, permit, franchise or other instrument to which Seller is a party or by which any of the Assets is bound or affected, or any law, statute, order, rule or regulation to which  Seller  or Assets are subject.  No consent, authorization or approval by, or any notification of or filing with any person, court or administrative or other governmental authority is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.1.5        Litigation, Etc.  There are no suits, actions, claims, orders, charges, complaints, investigations or legal or administrative or grievance/arbitration proceedings (i) pending or threatened, whether at law or in equity, or before or by any governmental authority against Seller (or the Assets), or otherwise involving any assets or properties of Seller, or (ii) pending or threatened against Seller (or the Assets), or any of their respective officers, directors, managers, or employees such officer’s, director’s, manager’s or employee’s relationship with, or actions taken on behalf of Seller or the Assets.  There are no pending judgments, decrees, injunctions or orders, or arbitration awards against or affecting Seller or any of Seller’s assets.  Neither Seller nor its affiliates are in violation in any material respect of any applicable law, and no notices have been received by, and no claims have been filed against, Seller or its affiliates alleging a violation of any applicable laws. Seller and the Assets have complied in all material respects, and are in material compliance, with all applicable laws.

3.2           Representations of Buyer.  Buyer hereby makes the following representations and warranties (“Buyer’s Representations”) to Seller:

3.2.1        Buyer’s Status.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has the corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to carry out its obligations hereunder and thereunder.

3.2.2        Authority; Binding Agreements.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been (or will be, by the Closing Date,) duly and validly authorized by all necessary corporate action on the part of Buyer.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  This Agreement has been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer.  This Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

3.2.3        No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions of this Agreement will violate any law, statute, rule, regulation, order or writ, applicable to Buyer or (i) conflict with, (ii) result in any breach of any of the terms, conditions or provisions of, (iii) constitute a default (whether with notice or lapse of time, or both) under, (iv) result in a violation of, (v) give any third party the right to modify, terminate, cancel or accelerate any obligation under, or (vi) result in the creation or imposition of any lien upon any asset of Buyer under, the provisions of the articles of incorporation, by-laws or other constitutive documents of Buyer or any note, bond, mortgage, indenture, existing contract, agreement, lease, license, permit, franchise or other instrument to which Buyer is a party or s bound or affected, or any law, statute, order, rule or regulation to which Buyer is subject.  No consent, authorization or approval by, or any notification of or filing with any person, court or administrative or other governmental authority is required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated by this Agreement.

3.2.4        Litigation, Etc.  There are no suits, actions, claims, orders, charges, complaints, investigations or legal or administrative or grievance/arbitration proceedings (i) pending or threatened, whether at law or in equity, or before or by any governmental authority against Buyer, or otherwise involving any assets or properties of Buyer, or (ii) pending or threatened against Buyer, or its officers, directors, managers or employees such officer’s, director’s or employee’s relationship with, or actions taken on behalf of Buyer.  There are no pending judgments, decrees, injunctions or orders, or arbitration awards against or affecting Buyer or any of Buyer’s assets. Buyer is not in violation in any material respect of any applicable law, and no notices have been received by, and no claims have been filed against, Buyer alleging a violation of any applicable laws.  To Buyer’s knowledge, Buyer has complied in all material respects, and is in material compliance, with all applicable laws.

ARTICLE 4

MISCELLANEOUS

4.1           Seller Indemnification.  Seller shall indemnify and hold harmless Buyer and its affiliates, partners, members, directors, officers, employees and other agents and representatives (the “Buyer Indemnified Parties”) from and against any and all direct and indirect liabilities, judgments, claims, suits, proceedings, settlements, losses, damages, fees, liens, taxes, penalties, interest obligations, expenses (including costs of investigation and defense and reasonable attorney and other professional advisor and consulting fees and expenses) (collectively, “Losses”) incurred or suffered by Buyer or Buyer Indemnified Parties arising from, by reason of or, in connection with (a) any misrepresentation or breach of any representation or warranty of Seller contained in this Agreement; or (b) any Loss arising out of the ownership or operation of the Assets before the Closing Date.

4.2           Integration.  This Agreement (including all Schedules and Exhibits), is the sole agreement between the Parties.  All prior and contemporaneous negotiations and agreements between the Parties, oral or written, are hereby superseded.  No Party has the authority to orally modify this Agreement, or to make any oral representation or oral agreement regarding this Agreement.  This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California, exclusive of conflict or choice of law rules.

4.3           Amendment, Waiver and Modification.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by written consent of the Party against which such change, waiver, discharge or termination is sought to be enforced.

4.4           Captions; Capitalized Terms.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Capitalized terms used in the Schedules and Exhibits hereto and not otherwise defined therein shall have the meanings ascribed to them in this Agreement.

4.5           Further Assurances.  Each Party will promptly execute and deliver all documents and take all actions, including the payment of money, reasonably required to effectuate the transaction contemplated by this Agreement.

4.6           Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence, such that each Party will perform all acts required of such Party pursuant to this Agreement by the date or within the time period required pursuant to this Agreement.

4.7           Sales and Transfer Taxes.  Buyer shall bear any sales or transfer tax arising from the transaction.

4.8           Schedules and Exhibits.  The Schedules and Exhibits are a part of this Agreement as if fully set forth herein.  All references to Sections, Articles, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall, should the existence of the fact or item of its contents be relevant to any other Section, be deemed to be disclosed with respect to that other Section whether or not an explicit cross-reference thereto appears.

4.9           Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.  This Agreement may be executed by facsimile signatures, which shall have the same force and effect as original signatures.

4.10         Dispute Resolution.  The Parties agree to final and binding arbitration of all claims and demands that either may have against the other, or their respective officers, directors, managers, employees, agents, and/or representatives, limited to claims and demands arising out of this Agreement.  This arbitration agreement survives the termination of this Agreement, and governs any and all disputes between the Parties hereto, whenever said dispute(s) or demand may arise.

Buyer MG	Seller WR

 Any demand for arbitration must be in writing and must be made by the aggrieved party within the period of time defined by the statute of limitations period provided under applicable California and/or federal law for the particular claim, or the claim is waived.  To be complete, the demand for arbitration must be filed with ADR Services, Inc. (“ADR”)  (or if ADR is not in existence, then its successor or another local dispute resolution company of similar reputation and experience mutually agreed upon by the parties), and served as provided in Paragraph 4.11 below.  Using ADR’s selection method, the parties shall select from the list provided by ADR a single Judge or Justice retired from the Los Angeles Superior Court or California Appellate Courts (“Arbitrator”).

 The parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding the provision in the preceding sentence with respect to the applicable law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., §§1-16). Arbitration shall be held in Los Angeles, California under the rules of the California Arbitration Act (Cal. Code Civ. Proc. §§1280 et seq., including §1283.05 and all of the Act’s other mandatory and permissive rights to discovery), and the California Evidence Code shall apply to all testimony and documents submitted to the Arbitrator.  To the extent they are not in conflict with the specific provisions hereof (including statutes and rules referenced or incorporated herein), ADR’s then-current Arbitration Rules shall apply to the arbitration proceedings, except that (1) the Arbitrator’s right to limit discovery shall be exercised in light of the parties’ intent that discovery be liberally allowed and only in accordance with California Superior Court standards prohibiting abusive or harassing discovery, and (2) the provisions of the Arbitration Rules precluding the consideration of previously undisclosed documents and witnesses shall not apply to documents or witnesses offered for impeachment or rebuttal purposes.

 The Arbitrator’s award will be issued within thirty (30) days from the conclusion of the proceedings, and shall be in writing and set forth the facts and law upon which the Arbitrator relied.  The decision of the Arbitrator shall be final and binding on the parties to this Agreement, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The prevailing Party shall be entitled to recover its attorneys’ fees and costs in connection with any action under this Agreement.

4.11         Notices.  Any notice by any Party to any other Party pursuant to this Agreement must be made in writing and delivered to the other Party at the address shown below, until written notice of a different address is given by the other Party pursuant to this Paragraph.  Payments to be made pursuant to this Agreement will be deemed made only upon actual receipt.  Notices given by personal service will be deemed received upon delivery.  Notices given by first class mail, postage prepaid, addressed to the address required by this Paragraph will be deemed received three (3) business days following the deposit thereof with the United States Post Office.  Notices given by overnight courier service will be deemed received on the date of delivery confirmed by the courier service.  Notices given by electronic facsimile transmission will be deemed received on the date upon which the recipient’s facsimile machine confirms electronically the receipt of the notice, provided that a copy of any notice given by facsimile transmission must also be sent to the recipient by first class mail, postage prepaid, addressed to the address required by this Paragraph.  The rejection by a Party of a notice, the refusal by a Party to accept a notice, or the inability of another Party to deliver a notice because of a change of address of a Party of which no notice of change of address is given pursuant to this Agreement, will constitute delivery of the notice. Telephone numbers and e-mail addresses, if listed, are listed for convenience purposes only and not for the purpose of giving notice pursuant to this Agreement.

To Seller:

Organic Innovations, Inc.
Attention: Wesley Ramjeet, CEO
350 Madison Avenue, 8th Floor
New York, New York 10017
Tel: 646-837-0353/646-837-0351
Cell: 917-868-1131
Fax: 212-202-6020

To Buyer:

Organic Innovations
Attention: Maribel Garcia, CEO
10680 W. Pico Blvd.
Suite 250
Los Angeles, CA  90064
Direct 310.991.7680
Company 855.991.7680
Fax 310.882.5478

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

BUYER: Organic Innovations, A Nevada Corporation

By:	/s/ Maribel Garcia
Maribel Garcia, CEO

SELLER: Organic Innovations, Inc. a Delaware corporation

By:	/s/ Wesley Ramjeet
Wesley Ramjeet, CEO

EXHIBIT A

ASSETS

The Assets purchased pursuant to this Agreement are all of the assets of Organic Innovations, Inc., a Delaware corporation, and wholly owned subsidiary of Profit Planners Management, Inc., a Nevada corporation (“Company”):

The term “Assets” as used in this Agreement shall include but not be limited to the following assets of Company:

(a)            all tangible personal property;

(b)           all contracts, and all outstanding offers or solicitations made by or to Company to enter into any contract;

(c)            all governmental authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer,

(d)            all data and records related to the operations of Company, including all client and customer lists and records, referral sources, research and development reports  and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, copies of all personnel records;

(e)            all intellectual property;

(f)             all of the intangible rights and property of Company, including intellectual property assets, going concern value, goodwill, telephone, fax and e-mail addresses and listings;

(g)            all claims of each Company against third parties relating to the assets, whether choate or inchoate, known or unknown, contingent or noncontingent; and

(h)            all rights of Company relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."

The transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability related to the Assets.

“Assumed Liability”—Buyer does not assume any of the liabilities of Seller, all of which shall be retained by Seller, other than the following: A debt of Seller in favor of Wesley Ramjeet in the amount of $25,000.00.

EXHIBIT B

PROMISSORY NOTE

$ 72,000.00	Dated: May 7, 2014

FOR VALUE RECEIVED, Organic Innovations, a Nevada corporation ("Maker"), promises to pay to the order of Organic Innovations, Inc., a Delaware corporation, and wholly-owned subsidiary of Profit Planners Management, Inc., a Nevada corporation ("Holder") the principal sum of Seventy Two Thousand Dollars ($72,000.00) together with interest on unpaid principal outstanding, computed from the date of this Note, at the rate provided herein.

1.           Commencing on the date of this Note, the unpaid principal balance outstanding under this Note shall bear interest at the rate of eight percent (8%) per annum.  The entire amount of principal and any accrued but unpaid interest and all other amounts due under this Note shall be due and payable in full on the first anniversary of the date of this Note (the “Maturity Date”).

2.           All parties waive presentment for payment, demand, protest, notice of non-payment, and consent to any and all renewals, extensions and modifications which may be granted by Holder from time to time.

3.           If any suit or action is instituted to enforce this Note, Maker promises to pay, in addition to the costs and disbursements otherwise allowed by law, such amount or amounts as the court may adjudge as attorneys' fees in such suit or action.

4.           Maker shall have the right to prepay all or any part of the principal balance of this Note without penalty prior to the Maturity Date.

5.           The terms of this Note shall apply to, and inure to the benefit of, and bind all parties hereto, their heirs, legatees, devisees, administrators, executors, personal representative, successors and assigns.

6.           No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

7.           This Note shall be governed by and construed in accordance with California law.

Organic Innovations, A Nevada Corporation

By:	/s/ Maribel Garcia
Maribel Garcia, CEO

EXHIBIT C

FORM OF BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT is made as of this    7   th day of      May   , 2014, by Organic Innovations, Inc. a Delaware corporation, a wholly owned subsidiary of Profit Planners Management, Inc., a Nevada corporation (“Seller”), in favor of Organic Innovations, a Nevada corporation, (“Buyer”).

RECITALS

A.           Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of      May 7        , 2014, (the “Agreement”).

B.           The Agreement provides, among other things, that Seller shall convey and assign its interest in certain personal property to Buyer.  All capitalized terms used but not defined herein have the meanings given such terms in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby bargains, sells, conveys, assigns and transfers to Buyer, all of Seller’s right, title and interest in and to the Assets.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale and Assignment as of the day and year first above written.

“Seller” Organic Innovations, Inc. a Delaware corporation

By:	/s/ Wesley Ramjeet
Wesley Ramjeet, CEO

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) is made as of     May 7        , 2014 by and between Organic Innovations, Inc., a Delaware corporation  (“Assignor”), and Organic Innovations, a Nevada corporation (“Assignee”).

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement, dated as of    May 7, 2014        , (the “Agreement”); and

WHEREAS, the Agreement provides, among other things, that Assignor shall assign to Assignee certain contracts, rights, permits, licenses and other agreements, and Assignee shall assume all of the obligations of Assignor under such contracts, rights, permits, licenses and other agreements from and after the date of such assignment, and that Assignor and Assignee shall enter into this Assignment.  All capitalized terms used but not defined herein have the meanings given such terms in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Assignment and Assumption of Agreements and Permits.  Assignor hereby assigns, sets over and transfers to Assignee all of its right, title and interest in, to and under the assumed contracts and all other agreements, contracts rights, permits, licenses and the like and are not otherwise conveyed to Buyer under the Bill of Sale (collectively, the “Assigned Agreements”).  Assignee hereby assumes the performance of all of the terms, covenants, obligations and conditions imposed upon Assignor under and with respect to the Assigned Agreements accruing or arising on or after the Closing.

2.           Indemnity by Assignee.  Assignee shall indemnify, defend and hold Assignor and its affiliates harmless from any and all losses, liabilities, damages, expenses or claims arising from any breach or default in the performance of any of Assignee’s obligations under or related to the Assigned Agreements, or this Assignment on or after the Closing.

3.           Attorneys’ Fees.  If either party hereto brings any action or suit against the other party hereto by reason of any breach of any covenant, condition, agreement or provision of this Assignment on the part of the other party, the prevailing party shall be entitled to recover from the other party all costs and expenses of the action or suit, including reasonable attorneys’ fees, charges and costs, in addition to any other relief to which it may be entitled.

4.           Governing Law.  The parties agree that this Assignment and any disputes, controversies or claims arising hereunder or related to the transactions contemplated hereby shall be interpreted according to the laws of the State of California, excluding its choice of law rules that would apply any other law. Disputes shall be resolved pursuant to Paragraph 4.10 of the Agreement.

5.           Successors and Assigns.  This Assignment shall apply to and bind the successors and assigns of the parties hereto.

6.           Captions.  The marginal headings or titles to the sections and paragraphs of this Assignment and the title of this instrument are not part of the Assignment but are inserted for convenience only and shall have no effect upon the construction or interpretation of any part of this Assignment.

7.           Amendments.  No provision of this Assignment may be amended, changed or waived except by a written instrument signed by Assignee and by Assignor (or, in the case of a waiver, by the party against whom enforcement of the waiver is sought).

8.           Further Acts.  Each party, upon the request of the other, agrees to perform such further acts and to execute and deliver such other documents as are reasonably necessary to carry out the provisions of this Assignment.

9.           Counterparts.  This Assignment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

ASSIGNEE: Organic Innovations, A Nevada Corporation

By:	/s/ Maribel Garcia
Maribel Garcia, CEO

ASSIGNOR: Organic Innovations, Inc. a Delaware corporation

By:	/s/ Wesley Ramjeet
Wesley Ramjeet, CEO